EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Pernix Therapeutics Holdings, Inc.
Magnolia, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46657, No. 333-39628, No. 333-46659 and 333-166062) of our report dated June 3, 2010, appearing in this Amendment No. 1 to Current Report on Form 8-K of Pernix Therapeutics Holdings, Inc. and Subsidiaries, dated June 3, 2010 with respect to the audit of the carve out financial statements of the CEDAX Product Line of Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.) as of December 31, 2009 and for the year then ended.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
June 3, 2010